                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)of the Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]   Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                          LADY LUCK GAMING CORPORATION
                (Name of Registrant as Specified in Its Charter)


   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to the Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or Form or Schedule and the date of its filing:

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement no.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [LADY LUCK LOGO]







                             206 North Third Street
                             Las Vegas, Nevada 89101





                                       April 16, 1999





TO OUR STOCKHOLDERS:

     You are cordially invited to attend the annual meeting of stockholders of Lady Luck Gaming Corporation, which will be held on April 27, 1999 at Lady Luck Bettendorf in Bettendorf, Iowa, at 10:00 a.m. local time.

     At the meeting you will be asked to vote upon a proposal to elect two Class III directors, each to serve until the 2002 Annual Meeting of Stockholders.

     By attending the annual meeting you will have an opportunity to hear the plans for our Company's future, meet your officers and directors and participate in the business of the meeting. Whether or not you expect to attend the meeting, please sign, date and return the enclosed proxy at your earliest convenience to ensure that your shares will be voted. You may attend and vote in person at the meeting even after having returned an executed proxy, and in such case, your vote in person shall count instead of your proxy.

                                       Sincerely,

                                       /s/ Andrew H. Tompkins
                                       -----------------------------
                                       Andrew H. Tompkins
                                       Chairman of the Board and
                                          Chief Executive Officer

                                [LADY LUCK LOGO]







                             206 North Third Street
                             Las Vegas, Nevada 89101

                            -------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To be held on April 27, 1999
                          ----------------------------

TO THE STOCKHOLDERS OF LADY LUCK GAMING CORPORATION:

     The 1999 Annual Meeting of Stockholders of Lady Luck Gaming Corporation (the "Company") will be held on April 27, 1999 at 10:00 a.m. local time at Lady Luck Bettendorf in Bettendorf, Iowa, for the following purposes:

          1. To elect two Class III directors to hold office until the 2002 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

          2. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

     All stockholders of record on the Company's transfer books as of the close of business on April 16, 1999 are entitled to notice of, and to vote at, the annual meeting or any adjournment thereof. A complete list of stockholders entitled to vote at the annual meeting will be available for examination by any Company stockholder at Lady Luck Bettendorf in Bettendorf, Iowa for purposes relevant to the annual meeting, during normal business hours for a period of ten days prior to the annual meeting and at the annual meeting during the entire time thereof.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY AND MAIL IT IN THE ENCLOSED STAMPED ENVELOPE.


                                       By the Order of the Board of Directors,

                                       /s/ Rory J. Reid
                                       ---------------------------------------
                                       Rory J. Reid
                                       Senior Vice President, Secretary
                                          and General Counsel

Las Vegas, Nevada
April 16, 1999

                                 ---------------

                                 PROXY STATEMENT
                                     FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                 APRIL 27, 1999
                                 ---------------

     This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors (the "Board of Directors") of Lady Luck Gaming Corporation, a Delaware corporation (the "Company"), for use at the Company's 1999 Annual Meeting of Stockholders (the "Annual Meeting"), and at any and all adjournments of such meeting. The Annual Meeting will be held on April 27, 1999. This Proxy Statement and the accompanying proxy card are first being sent to stockholders on or about April 16, 1999. The Annual Report of the Company for the fiscal year ended December 31, 1998, is being mailed to stockholders with this Proxy Statement and the accompanying proxy card.

     The entire cost of preparing, assembling, printing and mailing the Notice of Annual Meeting of Stockholders, this Proxy Statement, and the accompanying proxy card, and the cost of soliciting proxies relating to the Annual Meeting, if any, will be borne by the Company. In addition to use of the mails, proxies may be solicited by officers, directors and other regular employees of the Company by telephone, telegraph or personal solicitation, and no additional compensation will be paid to such individuals. The Company, if requested, will reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable expenses incurred in mailing proxy material to their principals.

     The Board of Directors has fixed April 16, 1999 as the record date (the "Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. Only holders of record of the Company's common stock, par value $.006 per share ("Common Stock"), issued and outstanding at the close of business on the Record Date will be entitled to vote at the Annual Meeting. As of the Record Date, there were 4,881,003 shares of Common Stock issued and outstanding.

     Each share of Common Stock is entitled to one vote on any matter which properly comes before the Annual Meeting. There is no right to cumulative voting as to any matter. Directors will be elected by a plurality of the shares present in person or represented by proxy at the Annual Meeting. Andrew H. Tompkins, Chairman of the Board and Chief Executive Officer of the Company, controls approximately 45.6% of the outstanding Common Stock. Mr. Tompkins has indicated his intention to vote FOR the election to the Board of Directors of the individuals named as nominees herein.

     The presence in person or by proxy of the holders of at least a majority of the outstanding shares of Common Stock entitled to be voted at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in the computation of the number of shares that are present for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions will be counted as part of the total number of votes cast on any proposal submitted to the stockholders for their consideration in determining whether such proposal has received the requisite number of favorable votes, whereas broker non-votes will not be counted as part of the total number of votes cast on such proposal. Thus, abstentions will have the same effect as a vote cast against any given proposal, whereas broker non-votes will have no effect in determining whether any given proposal which requires the vote of a majority of those voting has been approved by the stockholders as compared to those proposals where broker non-votes will have the same effect as a vote cast against such proposal.

     If a quorum is not present at the time the Annual Meeting is convened, or, if for any other reason, the Company believes that additional time should be allowed for the solicitation of proxies, a majority of the voting stock represented in person or by proxy may adjourn or postpone the Annual Meeting. If the Company proposes to adjourn the Annual Meeting by a vote of the stockholders, the persons named in the enclosed proxy will vote all shares for which they have voting authority in favor of such adjournment.

     Stockholders who execute proxies retain the right to revoke them at any time by giving written notice of revocation to the Secretary of the Company, by executing and delivering to the Secretary a proxy bearing a later date, or by voting in person at the Annual Meeting. Unless so revoked, the shares represented by the proxies solicited by the Company will be voted in accordance with the directions given therein by the stockholder. If no specific instructions are given, the shares represented by a signed proxy will be voted FOR the election of Andrew H. Tompkins and Norman Little as Class III directors. The Board of Directors of the Company currently does not know of any matters, other than the election of Class III directors that will come before the Annual Meeting. As to any other matter which may properly come before the Annual Meeting or any adjournments thereof, the persons named in the accompanying proxy card will vote thereon in accordance with their judgment.

ITEM 1. ELECTION OF DIRECTORS

     The Board of Directors consists of seven members. The directors of the Company are divided into three classes, designated as Class I, Class II and Class III. Each class of directors serves for a three-year term, and the election of each class of directors occurs at the annual meeting of stockholders of the Company succeeding the annual meeting of stockholders of the Company at which the previous class of directors had been elected. For example, Class III directors are elected at the annual meeting succeeding the annual meeting at which Class II directors were elected, and preceding the annual meeting at which Class I directors will be elected. At each annual meeting of stockholders of the Company, the successors of the class of directors whose term expires at that annual meeting are elected for a three-year term. Approval of all governing gaming authorities ("Gaming Authority Approval") is required for each director under the gaming laws of certain jurisdictions in which the Company conducts gaming operations. All current directors have received all required Gaming Authority Approvals. Any new director nominee elected to serve as a director at the Annual Meeting will be required to obtain all required Gaming Authority Approvals. All directors serve until their successors are duly elected and qualified or until an earlier resignation, removal from office or death. Rory J. Reid, James H. Bilbray and Charles B. Brewer are presently serving as Class I directors and their terms expire at the annual meeting of stockholders of the Company to take place in 2000. Alain Uboldi and Minxin Pei are presently serving as Class II directors and their terms expire at the annual meeting of stockholders of the Company to take place in 2001. Andrew H. Tompkins and Anthony J. Drexel Biddle III are presently serving as Class III directors and their terms expire at the Annual Meeting.

     The Board of Directors has nominated Andrew H. Tompkins and Norman Little to serve as Class III directors until the annual meeting of stockholders of the Company to take place in 2002 or until their successors are duly elected and qualified.

     Each nominee to serve as a Class III director has agreed to serve if elected at the Annual Meeting. In the event one or more of the nominees should become unable to serve as a director for any reason at the time of the Annual Meeting, votes will be cast for a substitute nominee, if any, designated by the Board of Directors, or, if none, the size of the Board will be reduced. The Company knows of no reason why any of the nominees will be unavailable or unable to serve at the time of the Annual Meeting.

     The  following  sets  forth  certain  biographical   information,   present
occupation and business experience for the past five years for each director, nominee for director and executive officer of the Company as of April 16, 1999.

Directors
---------

     Andrew H. Tompkins, age 67, has been Chairman of the Board of Directors and Chief Executive Officer of the Company since February 1993. Mr. Tompkins has been the sole shareholder, President and Chief Executive Officer of Gemini, Inc., the operator of the Lady Luck Casino/Hotel in Las Vegas, Nevada ("Lady Luck Nevada"), since 1964. Mr. Tompkins purchased the original location of Lady Luck Nevada, which consisted of a newsstand and smokeshop with 17 slot machines, and developed the casino and hotel into its current state. Mr. Tompkins has been a director of the Company since February 1993 and is standing for election as a Class III director at the Annual Meeting.

     Alain Uboldi, age 52, has been President and Chief Operating Officer of the Company since June 1993. Mr. Uboldi was the General Manager of Lady Luck Nevada from 1982 until June 1993. Mr. Uboldi has been a director of the Company since January 1994.

     Rory J. Reid, age 36, has been Senior Vice President, Secretary and General Counsel of the Company since December 1994. From June 1993 to December 1994, he was Vice President, Secretary and General Counsel of the Company. From January 1993 to June 1993, Mr. Reid served as General Counsel of Lady Luck Nevada. Mr. Reid has been a director of the Company since January 1994.

     Anthony J. Drexel Biddle III, age 50, has been Managing Director of Zolfo Cooper Capital, L.L.C. ("Zolfo Cooper") since December 1997. As Managing Director, he is responsible for project and corporate financing for environmental technologies of Zolfo Cooper. From 1988 to 1997, Mr. Biddle was a Vice President of Chase Manhattan Bank. From 1990 to 1997, Mr. Biddle was responsible for Chase Manhattan's Global Power Division, which provides project financing for sovereignties and their agencies in the Middle East, Africa and in the former Soviet Union. Mr. Biddle has been a director of the Company since October 1994. Mr. Biddle's term expires at the Annual Meeting, and he is not standing for election as a Class III director at the Annual Meeting.

     James H. Bilbray, age 61, has been an attorney and lobbyist with Alcalde & Fay, government and public affairs consultants, since 1995. From 1987 to 1995, he represented the State of Nevada in the U.S. House of Representatives. Mr. Bilbray has been a director of the Company since June 1996.

     Charles B. Brewer, age 50, has been employed by Southmark Corporation ("Southmark") since July 1989 and currently serves as its President and Chairman. Prior to being promoted to his current position with Southmark in August of 1996, he served as its Executive Vice President, Chief Operating Officer and General Counsel. Southmark Investment Group, Inc., a wholly-owned subsidiary of Southmark, filed a voluntary petition for relief under Chapter 7 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, on December 20, 1996, and this "noasset" case has subsequently been closed. Mr. Brewer also serves as Chairman and President of Northwest Senior Housing Corporation, January 1998 to present; Litigation Trustee, Value Added Communications Litigation Trust, September 1996 to present; and Chairman and Director of Capital Gaming International, August 1998 to present. Mr. Brewer has been a director of the Company since July 1997.

     Minxin Pei, age 41, is a senior associate in the Carnegie Endowment for International Peace in Washington, D.C. He was on the faculty of Princeton University between 1992 and 1998. He has also been a fellow of the Hoover Institution at Stanford University. Dr Pei has been a director of the Company since October 1994.

Nominee for Director
--------------------

     Norman Little, age 77, has more than 40 years experience in the gaming industry. Since his retirement in 1991, Mr. Little has been a consultant to various gaming companies. From 1985 to 1991, Mr. Little was the Slot Manager for Vegas World Hotel and Casino in Las Vegas. Prior to 1985, Mr. Little developed and operated the following small casinos in Las Vegas, Coin Castle, Golden Goose, Little Ceasars, Mr. Sys and Sassy Sally's.

Executive Officers
------------------

     Lawrence P. Tombari, age 40, has been Chief Financial Officer of the Company since February 1996. He was Senior Vice President of Development of the Company from July 1993 to February 1996. From 1985 to July 1993, Mr. Tombari was Senior Manager and the Western Region Director of Real Estate Valuation at Ernst & Young.

     James Bowen, age 37, has been Vice President of Finance for the Company since April 1995. From January 1995 to April 1995, Mr. Bowen was Corporate Director of Finance and Accounting for the Company. From July 1991 until January 1995, Mr. Bowen served as Director of International Gaming Consulting and Senior Audit Manager for KPMG Peat Marwick in Las Vegas.

Meetings and Committees of the Board of Directors
-------------------------------------------------

     The Board of Directors has two standing committees, the audit committee (the "Audit Committee") and the compensation committee (the "Compensation Committee"). The Company does not have a nominating committee.

     The Audit  Committee  has three  members,  Mr.  Biddle  (until  the  Annual
Meeting), Mr. Uboldi and Dr. Pei. Mr. Biddle and Dr. Pei are independent directors. The functions of the Audit Committee are to review and approve the selection of, and all services performed by, the Company's independent accountants, to meet and consult with, and to receive reports from, the Company's independent accountants, and to review and act or report to the Board of Directors with respect to the scope of audit procedures, accounting practices, and internal accounting and financial controls of the Company.

     The Compensation Committee has three members, Mr. Tompkins, Mr. Biddle (until the Annual Meeting) and Dr. Pei. The functions of the Compensation
Committee are to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the 1993 Employee Stock Option Plan (the "Plan"), the Director Stock Option Plan (the "Director Plan") and any bonus plans.

     At the annual meeting of the Board of Directors to be held after the Annual Meeting, the Board of Directors will appoint an independent director to replace Mr. Biddle as a member of the Audit Committee and the Compensation Committee.

     During the fiscal year ended December 31, 1998, the Board of Directors held six meetings. In 1998, the Audit Committee held three meetings and the Compensation Committee held one meeting. Each director attended more than 75% of all meetings of the Board of Directors and the committees on which he served.


        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 25, 1999 by (i) each person who is known by the Company to beneficially own 5% or more of the Common Stock, (ii) each director, nominee for director and Named Executive Officer (as hereinafter defined) of the Company and (iii) all directors and executive officers of the Company as a group. Unless otherwise indicated, all persons listed have sole voting power and investment power with respect to such shares. The address of all persons other than the State of Wisconsin Investment Board is Lady Luck Gaming Corporation, 206 North Third Street, Las Vegas, Nevada 89101. The address of the State of Wisconsin Investment Board is P.O. Box 7842, Madison, Wisconsin 53707.

                                                   Amount and
                                                   Nature of
                                                   Beneficial        Percent
                                                   Ownership        of Class
                                                 ----------------   --------
Andrew H. Tompkins..............................  2,226,409(a)        45.6%
Alain Uboldi....................................     33,406(a)(b)       *
Rory J. Reid....................................     15,167(c)          *
Lawrence P. Tombari.............................     13,433(d)          *
James Bowen.....................................      3,417(e)          *
Anthony J. Drexel Biddle III....................      1,166(f)          *
James H. Bilbray................................      6,464             *
Charles Brewer..................................      8,333             *
Minxin Pei......................................        333(g)          *
Norman Little...................................      1,000             *
State of Wisconsin Investment Board.............    417,500(h)         8.6
All executive officers and directors
 as a group (9persons)..........................  2,296,389           47.0
------------
*  Less than 1%

(a) Including 11,739 shares of Common Stock which Mr. Tompkins has agreed to transfer to Mr. Uboldi and which shares will be subject to an agreement between Mr. Uboldi and Mr. Tompkins whereby Mr. Tompkins has the right to vote such shares, and under certain circumstances, reacquire such shares.

(b) Includes 21,667 shares of Common Stock which Mr. Uboldi has the right to acquire pursuant to either currently exercisable options or within the next 60 days. 3,333 shares of Common Stock are subject to options held by Mr. Uboldi which are not exercisable currently or within the next 60 days.

(c) Includes 15,167 shares of Common Stock which Mr. Reid has the right to acquire pursuant to either currently exercisable options or within the next 60 days. 2,333 shares of Common Stock are subject to options held by Mr. Reid which are not exercisable currently or within the next 60 days.

(d) Includes 10,333 shares of Common Stock which Mr. Tombari has the right to acquire pursuant to either currently exercisable options or within the next 60 days. 1,333 shares of Common Stock are subject to options held by Mr. Tombari which are not exercisable currently or within the next 60 days.

(e) Includes 2,834 shares of Common Stock which Mr. Bowen has the right to acquire pursuant to either currently exercisable options or within the next 60 days. 1,333 shares of Common Stock are subject to options held by Mr. Bowen which are not exercisable currently or within the next 60 days.

(f) Includes 333 shares of Common Stock which Mr. Biddle has the right to acquire pursuant to either currently exercisable options or within the next 60 days. 500 shares of Common Stock are subject to options held by Mr. Biddle which are not exercisable currently or within the next 60 days.

(g) Includes 333 shares of Common Stock which Mr. Pei has the right to acquire pursuant to either currently exercisable options or within the next 60 days. 500 shares of Common Stock are subject to options held by Mr. Pei which are not exercisable currently or within the next 60 days.

(h)  Based solely upon a Schedule 13G/A dated February 1, 1999.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation of Andrew H. Tompkins, Chairman of the Board and Chief Executive Officer of the Company, and the four most highly compensated executive officers of the Company other than the Chief Executive Officer (collectively, the "Named Executive Officers") for each of the Company's last three fiscal years:

                           Summary Compensation Table


                                                        Long-Term
                                                       Compensation
                                                       ------------
                                                          Awards
                                                       ------------
                                                        Securities
                                Annual Compensation     Underlying
                             ------------------------    Options/     All Other
                             Year   Salary    Bonus        SARs     Compensation
                             ----  --------  --------  -----------  ------------
Andrew H. Tompkins.......... 1998  $700,000  $ 70,000        --       $ 5,785(b)
  Chairman and Chief         1997   700,000    45,000        --         4,474
  Executive Officer          1996   676,926   100,000        --         1,900

Alain Uboldi................ 1998   576,154    53,500        --         5,785(c)
  President and Chief        1997   576,154    37,000        --         4,474
  Operating Officer          1996   553,263    50,000     8,333         1,909

Rory J. Reid................ 1998   264,424    25,000        --         5,060(d)
  Senior Vice President,     1997   263,461    20,000        --         4,315
  Secretary and General      1996   249,962    25,000     5,833         2,068
  Counsel

Lawrence P. Tombari......... 1998   237,981    22,500        --         4,990(e)
  Chief Financial Officer    1997   237,115    15,000        --         4,235
                             1996   226,846     5,000     3,333         2,239

James Bowen................. 1998   147,000    14,000        --         4,355(f)
  Vice President             1997   145,292     7,800        --         2,867
   of Finance                1996   134,681     5,000     2,500         1,978

------------
(a)  The options granted in 1995 and 1996 are options which do not qualify under
     Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and which are not designated as an incentive stock option by the Committee (each, a "Non-Statutory Option").

(b) Includes $1,477 of premiums paid by the Company for long term disability insurance policies, $1,140 of premiums paid by the Company for life insurance policies and $3,168 of contributions by the Company to its 401(k) plan on behalf of Mr. Tompkins for the last completed fiscal year.

(c) Includes $1,477 of premiums paid by the Company for long term disability insurance policies, $1,140 of premiums paid by the Company for life insurance policies and $3,168 of contributions by the Company to its 401(k) plan on behalf of Mr. Uboldi for the last completed fiscal year.

(d) Includes $738 of premiums paid by the Company for long term disability insurance policies, $1,140 of premiums paid by the Company for life insurance policies and $3,182 of contributions by the Company to its 401(k) plan on behalf of Mr. Reid for the last completed fiscal year.

(e) Includes $664 of premiums paid by the Company for long term disability insurance policies, $1,140 of premiums paid by the Company for life insurance policies and $3,186 of contributions by the Company to its 401(k) plan on behalf of Mr. Tombari for the last completed fiscal year.

(f) Includes $413 of premiums paid by the Company for long term disability insurance policies, $798 of premiums paid by the Company for life insurance policies and $3,144 of contributions by the Company to its 401(k) plan on behalf of Mr. Bowen for the last completed fiscal year.

Remuneration of Directors
-------------------------

     Directors who are also employees of the Company are not currently paid director's fees, but are reimbursed for travel expenses incurred in connection with attending board meetings. Generally, outside directors are paid $20,000 annually, and, if they attend more than four meetings, they will be paid $3,000 for each such meeting following the fourth meeting. In the year ended December 31, 1998, Mr. Bilbray received $20,000, Mr. Brewer received $22,000 and Mr. Biddle and Dr. Pei each received $25,000 as compensation for their services as directors, as well as reimbursement of certain expenses incurred in connection with attending board meetings.

     Pursuant to the Director Plan, each member of the Board of Directors who is not an employee of the Company, and who has served on the Board of Directors for one year (an "Eligible Director"), may participate in the Director Plan. The Director Plan provides for the grant of options to purchase a total of 5,000 shares of Common Stock of the Company to each Eligible Director. The Director Plan also sets forth the price, vesting period and expiration of such options.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

   The Company's Compensation Committee has three members, Mr. Tompkins, Mr. Biddle and Dr. Pei. The functions of the Compensation Committee are to review and approve annual salaries and bonuses for all executive officers and review, approve and recommend to the Board of Directors the terms and conditions of all employee benefit plans or changes thereto and administer the Plan and bonus plan, if any.

     GENERAL. The Company's compensation program is designed to attract and retain high quality executive management, to give management incentives that motivate superior performance on behalf of the Company and to align the interests of management with those of the Company's stockholders. Executive compensation is composed of base salary, incentive bonuses and long-term incentives in the form of stock options. The objective of the Compensation Committee is to establish executive compensation levels which are competitive with other similar companies in the gaming industry, but which are also linked to the Company's performance and stockholder return. The Compensation Committee believes that the compensation level of its executive officers are generally comparable to those for similar positions at other companies within the gaming industry. The compensation of each executive officer is based upon an annual review of such officer's performance by the Chief Executive Officer and his recommendations to the Compensation Committee. In establishing and administering the variable elements in the compensation of the Company's executive officers, the Compensation Committee tries to recognize individual contributions, as well as overall business results.

     1998 EXECUTIVE OFFICER COMPENSATION. Among the factors considered by the Compensation Committee in determining 1998 compensation were (a) the Company's goal of attracting and retaining qualified executives, (b) compensation levels of executives at other companies in the gaming industry with similar responsibilities and (c) the financial condition of the Company. The 1998 compensation of the Company's executive officers, including Mr. Tompkins, was determined subjectively by the Compensation Committee and was not based upon objective performance targets.

     1998 CHIEF EXECUTIVE OFFICER COMPENSATION. The Compensation Committee applied the same subjective standards in establishing the 1998 compensation of the Company's Chief Executive Officer as were used for other executives.


                                       THE COMPENSATION COMMITTEE

                                       Andrew H. Tompkins
                                       Anthony J. Drexel Biddle III
                                       Minxin Pei

                     EMPLOYMENT CONTRACTS AND TERMINATION OF
                  EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     On October 24, 1994, the Company entered into Letter Agreements (the "Agreements") with Alain J. Uboldi, President, Chief Operating Officer and a director of the Company, and Rory J. Reid, Senior Vice President, General Counsel, Secretary and a director of the Company. The Agreements were for an initial term of three years, and on each October 24, beginning October 24, 1995, the Agreements are automatically extended for one additional year, unless terminated by the Company on or before July 24 of the preceding year. The Agreements provide that in the event of a change of control, as defined in the Agreements, and the subsequent termination of the employment of Mr. Uboldi or Mr. Reid, as the case may be, under certain circumstances, the Company would be required to pay to Mr. Uboldi or Mr. Reid, as the case may be, a lump sum severance payment equal to 2.99 times the sum of their respective annual base salary plus the amount of any bonus paid in the year immediately preceding such termination. In the event of such termination, Mr. Uboldi or Mr. Reid, as the case may be, also would be entitled to receive, in cash, an amount equal to the difference between the exercise price of each option held by Mr. Uboldi or Mr. Reid (whether or not fully exercisable) and the current price of the Common Stock. Further, Mr. Uboldi or Mr. Reid, as the case may be, would be entitled to receive, for a 36-month period after such termination, life, disability, accident and health insurance benefits substantially similar to those they are receiving immediately prior to their termination.


         COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee of the Company currently consists of Mr. Tompkins, Mr. Biddle and Dr. Pei. Mr. Tompkins is the Company's Chief Executive Officer and Chairman of the Board. Mr. Tompkins is the sole director and sole shareholder of Gemini, Inc., the operator of Lady Luck Nevada and the sole director and sole stockholder of International Marco Polo Services, Inc., the entity from which the Company licenses the Lady Luck name and a mailing list ("Marco Polo Services"). See "Certain Relationships and Related Transactions."


                           RECOMMENDATION AND VOTE

     The Board of Directors recommends a vote FOR the election of Andrew H. Tompkins and Norman Little as Class III directors, which is included as Item 1 on the accompanying proxy card. Stockholders may (a) vote in favor of both nominees, (b) withhold their vote as to both nominees or (c) withhold their vote as to a specific nominee by so indicating in the appropriate space on the enclosed proxy card. Unless marked to the contrary, proxies received will be voted in accordance with the Board of Directors' recommendation.

                              PERFORMANCE GRAPH

Company Stock Price Performance
-------------------------------

   The following graph shows a comparison of the cumulative total return (equal to dividends plus stock appreciation) for the Common Stock, the Selected Casino Companies Index (including Argosy Gaming Company, Casino America, Inc., Players International, Inc. and President Riverboat Casinos, Inc.), the S&P 500 Index and the Nasdaq Industrial Index for each of the last five fiscal years, assuming the investment of $100 on December 31, 1993 in the Common Stock, the Selected Casino Companies Index, the S&P 500 Index and the Nasdaq Industrial Index, and the reinvestment of all dividends. Total stockholder returns for prior periods are not an indication of future investment returns.

              Comparison of Cumulative Total Stockholder Return

                              [GRAPH NOT INCLUDED]


--------------------------------------------------------------------------------
                                      Dec.    Dec.   Dec.   Dec.   Dec.   Dec.
                                       31,    30,    29,    31,    31,     31,
                                      1993    1994   1995   1996   1997   1998
                                      ----    ----   ----   ----   ----   ----
Lady Luck Gaming Corporation.......    100      24     15     17      9      6

Selected Casino Companies Index....    100      58     30     16     11     16

S&P 500 Index......................    100      98    132    159    208    264

Nasdaq Industrial Index............    100      97    135    166    202    282



                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Effective January 1, 1996, the Company entered into several agreements with entities controlled by Andrew H. Tompkins, Chairman of the Board and Chief Executive Officer of the Company. Under a licensing agreement (the "Licensing Agreement") with Marco Polo Services, a corporation owned and controlled by Mr. Tompkins and for which Alain Uboldi, President and Chief Operating Officer of the Company, is its Vice President, the Company pays an annual licensing fee to Marco Polo Services in connection with the Lady Luck name and the mailing list developed by Gemini, Inc. ("Gemini"), a subchapter S corporation wholly owned by Mr. Tompkins which does business as Lady Luck Nevada. The licensing fee is equal to the greater of (a) 9% of the Company's EBITDA (calculated as EBITDA of the Company and all its subsidiaries and joint ventures (multiplied, in the case of the Company's joint ventures by the interest owned by the Company in such joint ventures), excluding, among other things, all revenues and expenses arising from any casino or casino/hotel for which the Company is not the operator and which does not utilize the mailing list or Lady Luck name and excluding revenues from the lease of equipment owned by the Company to third parties), and
(b) $1,700,000 per year (as adjusted based on the U.S. Consumer Price Index Urban Annual Percent Change as published by the U.S. Department of Labor Bureau of Labor and Statistics from year to year (the "Consumer Price Index")). The Company has agreed to use the Lady Luck name on all existing and future casinos which it operates. The Licensing Agreement provides that during any period of default in the payment of principal of or interest on the Company's 11 7/8% First Mortgage Notes Due 2001, the Company will not pay, but will accrue on its books, any licensing fees to Marco Polo Services. During the year ended December 31, 1998, the Company paid approximately $3.4 million in licensing fees to Marco Polo Services. In addition, the Company paid $304,000 for marketing and other expenses in 1998, for which the Company was reimbursed by Gemini.

     Under a services agreement, the Company receives marketing services from Marco Polo Services. In 1998, the Company paid Marco Polo Services $870,000 for services including allocated payroll, overhead, direct advertising and marketing. The Company also incurred $405,000 of expenses in 1998 related to other marketing and services, but for which the Company was reimbursed by Marco Polo Services.

     The Company's lease with Gemini for the use of the Company's corporate facilities and related services in Las Vegas, Nevada provides for an annual rent of $300,000, as adjusted based on the Consumer Price Index. The Company also reimburses Gemini for the approximate retail value of rooms, food and beverages, and other items provided to the Company by Gemini. In 1998, the Company's net rent expense paid to Gemini was $315,000, and the Company paid $104,000 for items reimbursable to Gemini.

     The Company sold to the Bettendorf joint venture the gaming equipment it had been leasing from the Company since April 1995. The Company also leases a gaming vessel to the Bettendorf joint venture. The Company received the negotiated sale price of $712,000 in cash for that equipment. The Company manages Lady Luck Bettendorf pursuant to a management agreement for a fee equal to 2% of gross revenues (as defined in the agreement) plus 7% of EBITDA (as defined in the agreement) not to exceed 4% of annual casino gross revenues generated by lady Luck Bettendorf, less $37,500 per month, with up to $325,000 paid to the Company's joint venture partner as consultants. Marco Polo Services assigned to the Company the management agreement, effective January 1, 1996.



                        COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and executive officers, and persons who own more than 10% of any class of the Company's equity securities registered under the Exchange Act (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders also are required by SEC regulation to furnish the Company with copies of all
Section 16(a) forms that are filed with the SEC. Based solely on a review of the copies of such reports furnished to the Company, representations that no other reports were required and director and officer questionnaires furnished to the Company, the Company believes that all Reporting Persons complied with all
Section 16(a) filing  requirements  for the fiscal year ended December 31, 1998.


                           ANNUAL REPORT ON FORM 10-K

   A copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, filed by the Company with the SEC, will be furnished (without exhibits) to any person requesting a copy thereof in writing and stating that such person is a beneficial holder of shares of Common Stock of the Company on the record date for the Annual Meeting. Requests and inquiries should be addressed to Lady Luck Gaming Corporation at 220 Stewart Avenue, Las Vegas, Nevada 89101; Attention: Investor Relations.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The firm of Arthur Andersen LLP served as the Company's independent public accountants for fiscal 1998 and has been selected by the Board of Directors to continue in such capacity during fiscal 1999. Representatives of Arthur Andersen LLP are not expected to be present at the Annual Meeting.

                                OTHER MATTERS

     The Board of Directors knows of no business other than as described herein that will be presented for consideration at the Annual Meeting. If, however, other business shall properly come before the Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares represented by said proxies on such matters in accordance with their judgment.

                            STOCKHOLDER PROPOSALS

     Any proposal of a stockholder intended to be presented at the 2000 Annual Meeting of Stockholders (the "2000 Annual Meeting") must be received by the Company at the address appearing on the first page of this proxy statement by December 18, 1999, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

     In addition, in accordance with Article II, Section 2 of the By-Laws, in order to be properly brought before the 2000 Annual Meeting, a matter must have been (i) specified in the notice of annual meeting (or any supplement or amendment thereto) given by or at the direction of the Board of Directors, (ii) otherwise brought before the annual meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the annual meeting by a stockholder. To be timely, the stockholder must give notice of any proposed matter to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by stockholders to be timely must be received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs. Accordingly, any written notice given by a stockholder pursuant to the foregoing clause (iii), provided the 2000 Annual Meeting is held on the same date as the Annual Meeting, must be received between February 12, 2000 and March 8, 2000.


                                      By Order of the Board of Directors,

                                      /s/  Rory J. Reid
                                      ------------------------------------
                                      Rory J.Reid
                                      Senior Vice President, Secretary
                                         and General Counsel

                                    PROXY

                          LADY LUCK GAMING CORPORATION

         This Proxy is solicited on behalf of the Board of Directors.

     The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held at Lady Luck Bettendorf in Bettendorf, Iowa on April 27, 1999 at 10:00 a.m. local time, and the Proxy Statement related thereto, each dated April 16, 1999, and constitutes and appoints Andrew H. Tompkins, Alain Uboldi, Rory J. Reid and Lawrence P. Tombari, and each of them, with the power of substitution as proxy or proxies, to represent and to vote on behalf of the undersigned all of the shares of common stock, par value $.006 per share, of Lady Luck Gaming Corporation (the "Company") which the undersigned held of record on April 16, 1999, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the Notice of Annual Meeting of Stockholders, the Proxy Statement for the meeting and this Proxy.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

1. Election of Andrew H. Tompkins and Norman Little as Class III Directors--Term expiring at 2002 Annual Meeting.

   [ ] FOR election of Andrew H. Tompkins and Norman Little.

   [ ] WITHHOLD AUTHORITY to vote for both director nominees listed below:

         Class III Andrew H. Tompkins      Class III Norman Little.

      (INSTRUCTION: To withhold authority for an individual director nominee, write the name of such director nominee in the space provided below.)

2. The authority of the proxies, in their discretion, upon such other matters as may properly come before the Annual Meeting, or any adjournments or postponements thereof.

     This Proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this Proxy will be voted FOR the election of Andrew H. Tompkins and Norman Little as Class III Directors. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.

     Please date and sign this Proxy exactly as your name appears on this Proxy. Joint owners each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.


                                       Dated ___________________________________

                                       _________________________________________
                                                         Signature

                                      Dated ____________________________________

                                      __________________________________________
                                                 Signature if held jointly